As filed with the Securities and Exchange Commission on May 12, 2004
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREENHILL & CO., INC. (Exact Name of Registrant as specified in its charter)

Delaware	51-0500737
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Park Avenue New York, N.Y. 10022 (Address including zip code of Principal Executive Offices)

GREENHILL & CO., INC EQUITY INCENTIVE PLAN (Full title of the plan)

Ulrika Ekman, Esq. General Counsel Greenhill & Co., Inc. 300 Park Avenue 23rd Floor New York, New York 10022 (212) 389-1500

(Name, address and telephone number, including area code, of agent for service)

Copy to: Barbara Nims, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 212-450-4000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.01 per share	20,000,000	$19.25	$385,000,000	$48,779.50
(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange on May 10, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Greenhill & Co., Inc. (the “Company”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.

     (1) The Company’s 1933 Act Registration Statement on Form S-1 (Registration No. 333-113526) filed with the Commission on March 11, 2004, as amended (the “Form S-1”).

      (2) All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act subsequent to the filing of the Form S-1.

     (3) The description of the Company’s capital stock which is contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on April 20, 2004 (Registration No. 001-32147), including any amendments or supplements thereto.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

      None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Ninth of the Company’s Amended and Restated Certificate of Incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

     The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Amended and Restated Certificate of Incorporation or otherwise as a matter of law.

     The form of underwriting agreement filed as Exhibit 1.1 to the Company’s 1933 Act Registration Statement on Form S-1/A (Registration No. 333-113526) filed with the Commission on May 5, 2004, provides for indemnification of directors and certain officers of the Company by the underwriters against certain liabilities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8. EXHIBITS

4.1	Amended and Restated Certificate of Incorporation of Greenhill & Co., Inc. (incorporated herein by reference to Exhibit 3.1 to the Form S-1/A filed on May 5, 2004 (Commission File No. 333-113526)).

4.2	Amended and Restated Bylaws of Greenhill & Co., Inc. (incorporated herein by reference to Exhibit 3.2 to the Form S-1/A filed on May 5, 2004 (Commission File No. 333-113526)).

5	Opinion of Davis Polk & Wardwell.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5).

24	Powers of attorney (included on the signature pages hereof).

99	Greenhill & Co., Inc. Equity Incentive Plan.

ITEM 9. REQUIRED UNDERTAKINGS

      (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of May, 2004.

Greenhill & Co., Inc.

By:	/s/ Robert F. Greenhill

	Name:	Robert F. Greenhill
	Title:	Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, Scott L. Bok and Harold J. Rodriguez, Jr., and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable Greenhill & Co., Inc. to comply with the Securities Act of 1933, as amended (the “1933 Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert F. Greenhill	Director, Chairman and Chief Executive Officer	May 12, 2004
(principal executive officer)
Robert F. Greenhill

/s/ Scott L. Bok	Director and U.S. President	May 12, 2004

Scott L. Bok

/s/ Simon A. Borrows	Director and Non-U.S. President	May 12, 2004

Simon A. Borrows

/s/ John D. Liu	Chief Financial Officer	May 12, 2004
(principal financial officer)
John D. Liu

/s/ Harold J. Rodriguez, Jr.	Managing Director – Finance, Regulation &
	Operations and Chief Compliance Officer	May 12, 2004
Harold J. Rodriguez, Jr.	(principal accounting officer)

/s/ Stephen L. Key	Director	May 12, 2004

Stephen L. Key

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Greenhill & Co., Inc. (incorporated herein by reference to Exhibit 3.1 to the Form S-1/A filed on May 5, 2004 (Commission File No. 333-113526)).

4.2	Amended and Restated Bylaws of Greenhill & Co., Inc. (incorporated herein by reference to Exhibit 3.2 to the Form S-1/A filed on May 5, 2004 (Commission File No. 333-113526)).

5	Opinion of Davis Polk & Wardwell.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5).

24	Powers of attorney (including on the signature pages hereof).

99	Greenhill & Co., Inc. Equity Incentive Plan.